EXHIBIT 7

R E P O R T O F C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on June 30, 2020

ASSETS	Thousands of Dollars
Cash and balances due from depository institutions:	5,455,017
Securities:	5,315
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	125,487
Premises and fixed asset	23,164
Other real estate owned:	86
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	810
Other assets:	60,716
Total Assets:	5,670,595

LIABILITIES	Thousands of Dollars
Deposits	4,983,983
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	65,745
Total Liabilities	5,049,728

EQUITY CAPITAL	Thousands of Dollars
Common Stock	1,000
Surplus	405,358
Retained Earnings	215,078
Accumulated other comprehensive income	(569)
Total Equity Capital	620,867
Total Liabilities and Equity Capital	5,670,595